UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 25, 2010

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On March 26, 2010, the Board of Directors (the “Board”) of Autodesk, Inc. (the “Company”) appointed Mary T. McDowell to the Board.

Ms. McDowell will participate in the non-employee director compensation arrangements described in the Company’s 2009 annual proxy statement filed with the SEC on April 28, 2009. Under the terms of those arrangements, she will receive, among other things, annual compensation of $75,000 and an initial option granted under the Company’s 2010 Outside Directors’ Stock Plan to purchase 50,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value on the date of grant, which vests over a three-year period. In addition, it is expected that each new director will execute the Company’s standard form of indemnification agreement.

Ms. McDowell is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board has not yet appointed Ms. McDowell to any Board committees.

On March 30, 2010, the Company issued a press release regarding the election of Ms. McDowell to the Board. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Approval of Executive Participation in Executive Incentive Plan for Fiscal Year 2011

On March 25, 2010, the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board determined that, for fiscal year 2011, each of the Company’s executive officers would be eligible to participate in the Executive Incentive Plan (the “EIP”). The EIP is an annual cash incentive plan intended to motivate and reward participants to ensure the Company achieves its annual financial and non-financial objectives.

For each executive officer participant, the Compensation Committee previously established a target award equal to a specified percentage of such participant’s base salary ranging from 16.7% to 100% (the “Participant’s Target Amount”). The Compensation Committee determined a funding/payout formula for the EIP in general and for each participant individually related to achievement of certain revenues for fiscal 2011, as well as certain non-GAAP operating margin levels for fiscal 2011.

The actual bonuses payable for fiscal year 2011 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee and other factors set forth in the EIP, such as individual performance. Accordingly, each participant could receive a bonus ranging from zero percent of the Participant’s Target Amount (for performance falling short of the goals) to a percentage in excess of the Participant’s Target Amount (for performance exceeding the goals). The Compensation Committee retains discretion to reduce or eliminate (but not increase above the aggregate EIP funding levels) the bonus that otherwise would be payable to the executive officers based on actual performance. Moreover, an executive officer participant must be an employee on the date of the bonus payout for fiscal year 2011 (if any) in order to be eligible for any bonus.

Sales Commission Plan with Ken Bado

On March 25, 2010, the Compensation Committee approved the compensation targets for Ken Bado, our Executive Vice President, Sales and Services, under the Sales Commission Plan for fiscal year 2011. Mr. Bado’s Sales Commission Plan ties a portion of his targeted cash compensation to sales commissions based on achievement of specific revenue and contribution margin objectives. For fiscal year 2011, Mr. Bado’s commission-based cash incentive target was set at approximately 38% of his overall targeted cash compensation, which includes base salary and short term cash incentives (including, but not limited to, Mr. Bado’s participation in the Autodesk Executive Incentive Plan and commission-based cash incentive).

Forms of Award Agreements under the 2010 Outside Directors’ Stock Plan

On March 26, 2010, the Board approved new forms of award agreements under the Company’s 2010 Outside Directors’ Stock Plan for certain stock option and restricted stock grants to the Company’s non-employee directors.

The foregoing is qualified in its entirety by reference to the forms of agreements, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 26, 2010, the Board amended Article III, Section 3.2 of the Company’s Bylaws to change the number of directors from eight (8) to nine (9). The Bylaws are filed as Exhibit 3.1 hereto and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Bylaws, as amended

10.1	2010 Outside Directors’ Stock Plan Form of Stock Option Agreement

10.2	2010 Outside Directors’ Stock Plan Form of Restricted Stock Award Agreement

99.1	Press release, dated as of March 30, 2010, entitled “Autodesk Announces Appointment of Mary T. McDowell to Board of Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Senior Vice President, General Counsel and Secretary

Date: March 31, 2010

EXHIBIT INDEX

Exhibit No.	Description

3.1	Bylaws, as amended

10.1	2010 Outside Directors’ Stock Plan Form of Stock Option Agreement

10.2	2010 Outside Directors’ Stock Plan Form of Restricted Stock Award Agreement

99.1	Press release, dated as of March 30, 2010, entitled “Autodesk Announces Appointment of Mary T. McDowell to Board of Directors”